EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ClearOne, Inc. of our report dated January 13, 2016, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K/A of ClearOne, Inc. for the year ended December 31, 2014.

/s/ Tanner LLC

Salt Lake City, Utah
January 26, 2016